Ernst & Young Hua Ming to Assist China Fire in Sarbanes-Oxley Compliance Efforts

BEIJING, January 11, 2008 — China Fire & Security Group, Inc. (NASDAQ: CFSG) (“China Fire” or “the Company”), a leading industrial fire protection products and solutions provider in China, announced today that it has appointed Ernst & Young Hua Ming (“Ernst & Young”) to assist the Company with its compliance requirements with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”).

Under the agreement, Ernst & Young will provide internal control consulting service to China Fire and assist China Fire in the documentation of internal controls over financial reporting and disclosure and providing recommendations, as appropriate and agreed-upon with China Fire. Ernst & Young will also provide regular updates to China Fire’s management and the Company’s Audit Committee during the period of the engagement.

“We look forward to working with Ernst & Young in our efforts to reach compliance with SOX," stated Brian Lin, CEO of China Fire, “The Board of directors and corporate management are committed to improving our disclosure controls and practices and providing our shareholders with higher quality of financial reporting. Improved internal controls should also enable our company to continue to strengthen operations and business practices.”

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (Nasdaq: CFSG - News), through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Tianjin Tianxiao Fire Safety Equipment ("Tianxiao"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sale and maintenance services of a broad product portfolio including the detection, controller, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in the iron and steel, power and petrochemical industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has 43 issued patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 500 employees in more than 30 sales offices throughout China.

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as ''believe,'' ''expect,'' ''may,'' ''will,'' ''should,'' ''project,'' ''plan,'' ''seek,'' ''intend,'' or ''anticipate'' or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other ''Risk Factors'' contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

China Fire & Security Group, Inc.
Robert Yuan, Chief Accounting Officer
Tel: +86-10-84417848
Email: ir@chinafiresecurity.com